Exhibit 99.2

NEWS RELEASE
NORTH WEST COMPANY FUND TO ACQUIRE COST-U-LESS
Acquisition enables North West expansion into remote markets in the South Pacific and Caribbean
WINNIPEG, MB. and BELLEVUE, Wash., August 27, 2007, /Marketwire/ — The North West Company Fund (TSX:NWF.UN) and Cost-U-Less, Inc. (Nasdaq:CULS) jointly announced today that they have entered into a definitive agreement under which The North West Company will acquire Cost-U-Less, a leading operator of mid-size warehouse stores in remote island communities in Hawaii, the South Pacific and the Caribbean, for US $52.2 million, or US $11.75 per share in cash.
Commenting on the acquisition, Edward Kennedy, North West’s President and CEO said, “Cost-U-Less is an exciting new chapter in our growth. At first glance it may look different from what we do today but, in fact, it is an exceptional strategic fit with our capabilities in serving complex and physically distant markets. Similar to our own business, Cost-U-Less’ success has depended upon a proven remote retail capability, the advantage of high competitive entry barriers and a disciplined geographic niche. With the benefit of our combined size, financial strength and deeper resources, Cost-U-Less represents a promising platform for expansion into three new international regions, with a focus on the South Pacific and the Caribbean. In addition, Cost-U-Less’ warehouse store knowledge adds a new dimension to our multi-store format approach. Overall, we see this transaction as one that strongly complements the core capabilities of each company while offering the opportunity to apply our specialized skills on a larger scale.”
Under the terms of the agreement, approved by both companies’ boards of directors/trustees, North West will acquire all of the outstanding equity of Cost-U-Less for an aggregate price of approximately US $52.2 million. The per share price represents a premium of approximately 13.0% to the 90-day average trading price of CUL common stock. North West will finance the acquisition through a combination of cash on hand and existing credit lines. The transaction is subject to customary terms and conditions, including approval by Cost-U-Less shareholders, and is expected to close in two to three months.
Mr. Kennedy went on to say that “Similar to our own positioning in Canada and Alaska, we plan to continue Cost-U-Less’s approach of tailoring each store’s merchandise mix to local market needs. Over the next five to seven years we expect to add new warehouse stores within Cost-U-Less’s geographic regions and expand into other store types that build on Cost-U-Less’s existing market presence and North West’s strength as a “smaller box”, multi-format retailer. At the same time, Cost-U-Less’ s expertise in warehouse product size retailing will be applied to growing this business within our Alaskan and northern Canadian markets.”

According to Jeffrey Meder, President and CEO of Cost-U-Less, “Cost-U-Less has built a solid business that is poised for an even better future with strong partners at our side. We believe North West shares many similar values with Cost-U-Less and has a strategic approach that is very similar to our own. This transaction represents the culmination of years of planning for our next strategic chapter, and we are delighted that, even with our shares trading at historically high levels, the transaction will deliver a meaningful premium to our shareholders.”
North West indicated that it expects the combination to be accretive to North West earnings beginning in 2008 but not to provide any net contribution in the fourth quarter of 2007 due to offsetting costs associated with integrating Cost-U-Less within North West’s U.S. and Canadian operations. North West expects annual savings from these integration activities to be in the US $3 million range.
Notice of Conference Call and Webcast
The North West Company will hold a special conference call from Cost-U-Less’ headquarters in Bellevue, Washington to discuss the proposed acquisition on Tuesday, August 28th, 2007, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time). Interested participants are invited to call 1-866-542-4236 (North America) or 416-641-6125 (Toronto and international) five minutes in advance. Should you miss the conference call a playback will be available by calling 1-800-408-3053 (North America) or 416-695-5800 (Toronto and international) until September 4, 2007. The conference call will also be archived at www.northwest.ca.
The presentation will also be broadcast live over the Internet through www.northwest.ca. An archive of the webcast will be available after the presentation at both www.northwest.ca and www.costuless.com.
Members of the media are invited to contact North West at 204-934-1501 to request interviews with Mr. Kennedy and/or Mr. Meder on the afternoon of Monday, August 27th or the morning of Tuesday, August 28th. Toronto media are encouraged to contact Robert Stephens, PR Post at 416-777-0368 on behalf of the company.
About The North West Company
The North West Company is a leading retailer of food and everyday products and services to rural communities and urban neighborhoods across Canada and Alaska. North West has annualized revenue of approximately Cdn. $1 billion and operates 206 stores under a number of trading names including Northern, NorthMart, Giant Tiger, and AC Value Center, while providing catalogue shopping services through its Selections catalogue in northern Canada.
The units of the Fund trade on the Toronto Stock Exchange (TSX) under the symbol “NWF.UN”.

About Cost-U-Less Inc.
Cost-U-Less has annualized revenue of approximately US $225 million and operates 11 stores in the Caribbean and Pacific regions: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). Cost-U-Less currently estimates that they will complete a new store in the Cayman Islands in the fourth quarter of 2007. The Company builds its business by delivering high-quality U.S. and local goods, through modern merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets.
Shares of Cost-U-Less common stock trade on the Nasdaq Capital Market under the symbol “CULS”.
For more information contact:
Edward Kennedy, President and CEO, The North West Company
Phone 204-934-1482; fax 204-934-1317; email ekennedy@northwest.ca
Jeffrey Meder, President and CEO, Cost-U-Less Inc.
Phone 425-945-0213; fax 425-945-0214; email ceo@costuless.com
Mr. Robert Stephens, PR Post, Toronto Media Contact
Phone (416) 777-0368
Or visit us on line at www.northwest.ca and www.costuless.com